EXHIBIT 10.1

EMPLOYEE AGREEMENT AMENDMENT

THIS AGREEMENT (the “Agreement”) is made and entered into on January 18, 2022 by and between Lightwave Logic, Inc., a Nevada Corporation (the “Company”) and Michael S. Lebby, PhD (“Employee”).

1.	This Agreement amends that certain Employee Agreement dated March 20, 2017, as amended from time to time, made and entered into by the parties hereto (the “Employee Agreement”). Capitalized terms herein have the same meaning as used in the Employee Agreement, unless otherwise noted.

2.	Effective January 1, 2022, paragraph 4.1 of Article Four is deleted in its entirety and replaced with the following:

4.1. Base Compensation. For all services rendered by Employee under this Employee Agreement, the Company agrees to pay Employee the rate of $400,000 per year ($33,333.33 per month), which shall be payable to Employee not less frequently than monthly, or as is consistent with the Company’s practice for its other employees.

3.	Effective January 1, 2022, paragraph 4.4 of Article Four is deleted in its entirety and replaced with the following:

4.4. Bonus Compensation.  Employee’s annual bonus target amount is $200,00 and will be based on the Company achieving targets as shall be set by the Board of Directors. Employee shall be eligible to receive additional bonus compensation to be determined by the Board of Directors from time to time in their sole discretion.

4.	All other provisions of the Employee Agreement remain in full force and effect, other than any provision that conflicts with the terms and spirit of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

LIGHTWAVE LOGIC, INC.:

	By:	/s/ James S. Marcelli
(Witness signature)		James S. Marcelli, President

EMPLOYEE:

/s/ Michael S. Lebby
(Witness signature)	Michael S. Lebby